As filed with the Securities and Exchange Commission on April 12, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Healthcare Trust of America, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	20-4738467 (IRS Employer Identification No.)
16435 N. Scottsdale Road, Suite 320
Scottsdale, Arizona 85254
(Address of Principal Executive Offices)
Healthcare Trust of America, Inc. Amended and Restated 2006 Incentive Plan
(Full title of the plan)

Copy to:

Scott D. Peters
President and Chief Executive Officer	Lesley H. Solomon
Healthcare Trust of America, Inc.	Alston & Bird LLP
16435 N. Scottsdale Road, Suite 320	1201 West Peachtree Street, NE
Scottsdale, Arizona 85254	Atlanta, Georgia 30309
(480) 998-3478	(404) 881-7000
(Name, address and telephone number,
including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered	share	price	registration fee
Healthcare Trust of America, Inc. Common Stock, par value $0.01 per share (“Common Stock”)	8,000,000 (1)	$10.00 (2)	$80,000,000 (2)	$9,288

(1)	Amount to be registered consists of 8,000,000 shares of Common Stock that may be issued pursuant to the grant or exercise of awards to participants under the Healthcare Trust of America, Inc. Amended and Restated 2006 Incentive Plan (the “2006 Plan”). Subject to adjustment as provided in the 2006 Plan, the aggregate number of shares of the Company’s Common Stock reserved and available for issuance pursuant to awards granted under the Plan is 10,000,000, which includes 2,000,000 shares originally reserved for issuance under the Plan and 8,000,000 new shares added pursuant to the Amendment and Restatement.

(2)	Estimated solely for purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act, based on a price of $10.00 per share.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     (a) The documents constituting Part I of this registration statement will be sent or given to participants in the 2006 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
     (b) Upon written or oral request, Healthcare Trust of America, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Kellie S. Pruitt, Chief Financial Officer, Secretary and Treasurer of the Company, at the address and telephone number on the cover of this registration statement.
PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2010;

(b)	All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2010; and

(c)	The description of the Common Stock contained in Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 filed with the Commission on March 30, 2011.
     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities that remain unsold will be deemed incorporated by reference in this registration statement and to be a part hereof.
     Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained in any other subsequently filed document that is also incorporated herein by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Subject to any applicable conditions set forth under Maryland law or below, (i) no director or officer of the Company shall be liable to the Company or its stockholders for money damages and (ii) the Company shall indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (A) any individual who is a present or former director or officer of the Company; or (B) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in such capacity.
     Notwithstanding anything to the contrary contained in clause (i) or (ii) of the paragraph above, the Company shall not provide for indemnification of a director (the “Indemnitee”) for any liability or loss suffered by such Indemnitee or hold an Indemnitee harmless for any liability or loss suffered by us, unless all of the following conditions are met:
     (i) the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company;
     (ii) the Indemnitee was acting on behalf of or performing services for the Company;
     (iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is a non-independent director or (B) gross negligence or willful misconduct, in the case that the Indemnitee is an independent director;
     (iv) such indemnification or agreement to hold harmless is recoverable only out of net assets and not from stockholders; and
     (v) with respect to losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws, one or more of the following conditions are met: (A) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee; (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (C) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
     Neither the amendment nor repeal of the provision for indemnification in the Company’s charter, nor the adoption or amendment of any other provision of the Company’s charter or bylaws inconsistent with the provision for indemnification in the Company’s charter, shall apply to or affect in any respect the applicability of the provision for indemnification in the Company’s charter with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.
     The Company shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of the final disposition of a proceeding only if all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the Indemnitee provides the Company with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and undertakes to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular Indemnitee is not entitled to indemnification.
     On July 1, 2009, the Company entered into employment agreements with two of its executive officers, Kellie S. Pruitt and Mark D. Engstrom, whereby the Company will indemnify such officers from money damages incurred as a result of claims arising out of an alleged wrongful act by the officer while acting in good faith as the Company’s officer or employee. The indemnification obligations are subject to the limitations set forth in the Company’s charter.
     On December 20, 2010, we entered into amended and restated indemnification agreements with each of our independent directors, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Larry L. Mathis, Gary T. Wescombe, and our non-independent director, Chairman of the Board, Chief Executive Officer and President, Scott D. Peters. On December 20, 2010, we also entered into new indemnification agreements with two of our officers, Kellie S. Pruitt and Mark D. Engstrom. Pursuant to the terms of these indemnification agreements, we will indemnify and advance expenses and costs incurred by our directors and officers in connection with any claims, suits or proceedings brought against such directors and officers as a result of their service, subject to the terms and conditions set forth in such indemnification agreements and in our charter.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See the Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings.
     (a) The Company hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement; and
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(Signatures on following page)

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on April 12, 2011.

HEALTHCARE TRUST OF AMERICA, INC.
By:	/s/ Scott D. Peters
Scott D. Peters
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW BY ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Scott D. Peters and Kellie S. Pruitt, and each or any one of them, as true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Scott D. Peters Scott D. Peters	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 12, 2011

/s/ Kellie S. Pruitt Kellie S. Pruitt	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	April 12, 2011

/s/ Maurice J. DeWald Maurice J. DeWald	Director	April 12, 2011

/s/ W. Bradley Blair, II W. Bradley Blair, II	Director	April 12, 2011

/s/ Warren D. Fix Warren D. Fix	Director	April 12, 2011

SIGNATURE	TITLE	DATE

/s/ Larry L. Mathis Larry L. Mathis	Director	April 12, 2011

/s/ Gary T. Wescombe Gary T. Wescombe	Director	April 12, 2011

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1	Fourth Articles of Amendment and Restatement of Healthcare Trust of America, Inc. (included as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed December 22, 2010 and incorporated herein by reference)
4.2	Bylaws of NNN Healthcare/Office REIT, Inc. (included as Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (File No. 333-133652) filed on April 28, 2006 and incorporated herein by reference)
4.3	Amendment to the Bylaws of Grubb & Ellis Healthcare REIT, Inc., effective April 21, 2009 (included as Exhibit 3.4 to Post-Effective Amendment No. 11 to the Company’s Registration Statement on Form S-11 (File No. 333-133652) filed on April 21, 2009 and incorporated herein by reference)
4.4	Amendment to the Bylaws of Grubb & Ellis Healthcare REIT, Inc., effective August 24, 2009 (included as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on August 27, 2009 and incorporated herein by reference)
5.1	Opinion of Counsel
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included on signature page of this registration statement)
99.1	Healthcare Trust of America, Inc. Amended and Restated 2006 Incentive Plan (included as Exhibit 10.1 to the Company’s Report on Form 8-K filed on March 2, 2011 and incorporated herein by reference)